EXHIBIT 10.4

AMENDMENT NO. 1

TO

HANCOCK JAFFE LABORATORIES, INC.

2016 OMNIBUS INCENTIVE PLAN

(Effective December 17, 2020)

Reference is made to the Hancock Jaffe Laboratories, Inc. 2016 Omnibus Incentive Plan (as Amended and Restated Effective April 26, 2018) (the “Plan”). In accordance with Section 5.2 of the Plan, the Board of Directors of Hancock Jaffe Laboratories, Inc. (the “Company”) adopted and approved and the stockholders of the Company thereafter approved the amendments to the Plan contemplated by this Amendment No. 1 to the Plan, as follows:

Section 4.1 of the Plan is hereby amended to read in its entirety as follows:

“4.1. Authorized Number of Shares.

Subject to adjustment under Section 15, the total number of Shares authorized to be awarded under the Plan shall not exceed 600,000, plus an annual increase each year on January 1 until the Termination Date equal to 3% of the total issued and outstanding Shares as of such anniversary (or such lesser number of Shares as may be determined by the Board). Shares issued under the Plan shall consist in whole or in part of authorized but unissued Shares, treasury Shares, or Shares purchased on the open market or otherwise, all as determined by the Company from time to time.”

All other terms and provisions of the Plan shall remain unchanged and in full force and effect as written.